UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☐

Filed by a Party other than the Registrant    ☒

Check the appropriate box:

☐    Preliminary Proxy Statement

☐    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐    Definitive Proxy Statement

☐   Definitive Additional Materials

☒    Soliciting Material Pursuant to §240.14a-12

Vineyard National Bancorp
(Name of Registrant as Specified In Its Charter)
Jon Salmanson Norman Morales
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒   No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)    Title of each class of securities to which transaction applies:

(2)    Aggregate number of securities to which transaction applies:

(3)    Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)    Proposed maximum aggregate value of transaction:

(5)    Total fee paid:

☐   Fee paid previously with preliminary materials.

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)    Amount Previously Paid:

(2)    Form, Schedule or Registration Statement No.:

(3)    Filing Party:

(4)    Date Filed:

Press Release

Source: Jon Salmanson

Vineyard National Bancorp Shareholders

Move Forward with Efforts to

Elect an Alternate Board of Directors;

Adds Douglas Kratz to Nominee Slate after Compromise Proposals are Rebuffed and Offer Own

Capital Restoration Plan

New York, N.Y. — June 24, 2008 – Jon Salmanson and Norman Morales, longtime shareholders of Vineyard National Bancorp (“Vineyard” or the “Company”) (NASDAQ: VNBC), issued the following statements today regarding their efforts to elect an alternate slate of directors to the Company’s Board of Directors, their rebuffed attempts to end the costly negative campaign by the entrenched Board of Directors, the inclusion of Douglas Kratz on the slate of directors to be presented to the Company’s shareholders, and their efforts related to a capital restoration plan.

Mr. Salmanson commented: “As we have stated in the past, we are grateful for the support received by Vineyard’s shareholders. On Monday, April 21, 2008, the Company formally adopted the proposals for the Bylaw Amendments which were approved by a majority of the Company’s shareholders as a result of our Consent Solicitation. The Board of Directors’ failure to comply with the Bylaw Amendment requiring the Annual Meeting to be held on or before June 20, 2008 is a breach of the will of the majority of the shareholders of the Company.

We believe the support base for our efforts has increased significantly since the last record date of February 25, 2008, which was used for the Consent Solicitation. We again believe that the previous significant margin of victory is a statement from Vineyard’s shareholder base that will be duplicated in the election of our proposed slate of nominees to the Board of Directors.

We proposed two compromise solutions to the Board of Directors, one on April 21 and the other on June 19, each of which would have provided for their representation on a joint slate of directors mirroring the previous public shareholder vote, and the immediate commencement of a transition plan rather than waiting for the Annual Meeting on August 5th. These attempts are aimed to end the excessive use of the Company’s precious capital by coming to a resolution that is in the best interest of the Vineyard shareholders, and would allow us to move forward in rebuilding and restoring the core franchise of the Company.

We are disappointed that the Board of Directors has rebuffed our conciliatory efforts, again at a cost to shareholders, with unacceptable and disingenuous counter-proposals. As such, we are moving forward with our efforts to elect our alternate slate of nominees for the Board of Directors. We would hope that an increased level of support from the Company’s shareholders will finally send the current directorate into retirement.”

Mr. Morales also stated: “Our efforts continue to be focused on the election of our slate of nominees, the execution of our strategic initiatives in a very challenging economic market place, and rebuilding shareholder value and confidence, as well as focus on the interests of Vineyard’s customers and its employees.

We are extremely pleased to announce that Douglas Kratz has joined our slate of nominees and will be placed in our proxy for election by the Company’s shareholders. Mr. Kratz will replace David Hardin on the nominee slate. Mr. Hardin will join our efforts, if we are successful, as a candidate for the board of Vineyard Bank, N.A., the principal operating subsidiary of the Company, and as an executive officer of the Company and the bank. Mr. Kratz is a significant shareholder in the Company, and has previously publicly stated his dissatisfaction with the current board’s actions, their corporate waste of assets, and their failure to fulfill their duty to transition without further pause.

Mr. Kratz’ summary biography is provided below, and an expanded version will be available in our final proxy statement to shareholders. His extensive background and experience will significantly assist the Company in achieving its strategic objectives.

Mr. Kratz was appointed Chairman and Chief Executive Officer of Opportunity Bancshares, Inc. and Vice Chairman of Opportunity Bank, N.A. in June 2007. Mr. Kratz was appointed as Chairman and Chief Executive Officer of National Bancshares, Inc., Bettendorf, Iowa, and Vice Chairman of THE National Bank, Moline, Illinois, in January 2001. In October 2005, he stepped down as Chief Executive Officer of National Bancshares, Inc. and Vice Chairman of THE National Bank. He continues to serve as Chairman of National Bancshares, Inc. and as a director of THE National Bank. From 1985 until 1998, Mr. Kratz was Chairman of the Board and Chief Executive Officer of Financial Services Corporation of the Midwest, Rock Island, Illinois and a director of THE Rock Island Bank, N.A. For several years, he has also been a principal investor in various privately held non-financial services related entities.

Additionally, Mr. Kratz’ experience in the capital markets will assist in the design of our capital restoration plan. We believe that the appropriate amount of common equity and a hybrid debt-equity instrument will bring about the requisite capital and liquidity needed for the Company, and its subsidiary – Vineyard Bank. Careful consideration has gone into the structure, the amount needed to be raised, and the interested parties – the shareholders, the regulatory agencies, and the operating needs of the Company and the bank.”

We filed with the Securities and Exchange Commission on May 15, 2008 our preliminary proxy statement to be used in the election of our slate of director nominees, and on June 23, 2008, we filed our first amendment to that proxy with the addition of Mr. Kratz as a nominee, and we look forward to its distribution to the shareholders.

Mr. Salmanson also added: “We fully expect a highly negative campaign to be waged by the current Board of Directors during the final six weeks of this proxy fight. Our desire is to simply address the current condition of the company and execute our strategic initiatives with the most capable board of directors. As such, our energies will not be focused on answering further negative innuendo as was the case during the Consent Solicitation.

Our concern is that the Board of Directors will continue to disregard the will of the Company shareholders by pursuing with its financial advisor, Sandler O’Neill + Partners, a highly dilutive and ill-thought out capital plan, pursue the outright sale of the Company at a valuation not indicative of the franchise value and, in a “buyer’s market”, poorly execute problem asset resolution, or rush employment of senior executives that are not in concert with the direction of the Company’s proposed slate of new directors. We believe any of these situations will cause the Company to become further burdened by shareholder litigation that is unnecessary.”

The Proxy Solicitation

Questions should be referred to:

Jon Salmanson

212-607-5412

j2salman@yahoo.com

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MESSRS. SALMANSON AND MORALES FROM THE STOCKHOLDERS OF VINEYARD FOR USE AT ITS 2008 ANNUAL MEETING, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF VINEYARD AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, INVESTORS MAY OBTAIN FREE COPIES OF THE DOCUMENTS FILED WITH THE SEC BY CONTACTING: JON SALMANSON, C/O NORTHEAST SECURITIES, 8TH FLOOR, 100 WALL STREET, NEW YORK, NEW YORK 10005 TELEPHONE: 212-607-5412 OR BY EMAILING MR. SALMANSON AT J2SALMAN@YAHOO.COM. INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION IS CONTAINED IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A THAT WAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 2008.